Exhibit 99.1

FOR IMMEDIATE RELEASE

Entravision Appoints Brian Krzanich and Gary Ferrera to Board of Directors

Fehmi Zeko and Gilbert Vasquez to leave the Board

BURBANK, Calif. — October 21, 2026 — Entravision Communications Corporation (NYSE: EVC) announced that Brian Krzanich and Gary Ferrera have joined its Board of Directors, effective October 14, 2026. Mr. Ferrera also joins the Board's Audit Committee.

Mr. Krzanich brings technology and AI experience to the Board. He spent 36 years at Intel, including five as Chief Executive Officer. He has since led two publicly listed technology companies. He was Chief Executive Officer of CDK Global, a technology provider to the automotive retail industry, from 2018 to 2022, where he led the company to an $8.3 billion take-private sale. He is now Chief Executive Officer of Cerence, an automotive AI company.

Mr. Ferrera has more than 30 years of global financial leadership experience, including as Chief Financial Officer of nine companies, both public and private. He began his career as an investment banker and international tax consultant. The Board has determined that Mr. Ferrera qualifies as an audit committee financial expert.

"We added Brian and Gary to help us grow the company, and ATS in particular. Brian has run three public technology companies, including Intel, and leads an AI company today. Gary has been a public company CFO for 20 years. Growing ATS means more technology, better technology and more selling, and that is what they know," said Michael Christenson, Chairman and Chief Executive Officer.

Fehmi Zeko will step down from the Board following its October meeting, after seven years of service. Gilbert Vasquez, a director for 19 years and Chair of the Audit Committee, will not stand for reelection at the Company's 2027 annual meeting of stockholders.

"Fehmi and Gil have served Entravision with distinction, and the Board thanks them," Mr. Christenson said.

About Entravision

Entravision is a media and advertising technology company. In the U.S., we provide video, audio and digital marketing services to local and national advertisers through a portfolio of television and radio stations and digital advertising services that target Latino audiences. Our advertising technology business provides programmatic advertising technology and services to advertisers and app developers on a global basis. Entravision is the largest affiliate group of the Univision and UniMás television networks. The term "Entravision" as used in this press release refers to Entravision Communications Corporation. Shares of Entravision Class A Common Stock trade on the NYSE under the ticker: EVC. Learn more about us at entravision.com.

For more information, please contact:

Mark Boelke
Chief Financial Officer and Chief Operating Officer
Entravision

Exhibit 99.1

310-447-3870
ir@entravision.com

Roy Nir
VP, Financial Reporting and Investor Relations
Entravision
310-447-3870
ir@entravision.com

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